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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) July 15, 1997

                             BRANDYWINE REALTY TRUST
             (Exact name of registrant as specified in its charter)

           MARYLAND                  1-9106                23-2413352
(State or other jurisdiction   (Commission file  (I.R.S. Employer Identification
       of incorporation)             number)                 Number)

             16 Campus Boulevard, Newtown Square, Pennsylvania 19073
                    (Address of principal executive offices)

                                 (610) 325-5600
              (Registrant's telephone number, including area code)


                                Page 1 of 4 pages
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Item 5. Other Events.

I. On December 2, 1996, the Company obtained an $80.0 million revolving credit facility (the "Credit Facility"). On July 15, 1997, the Company increased the amount available for borrowing under the Credit Facility to up to $150.0 million. The lenders under the Credit Facility currently consist of NationsBank, N.A., Smith Barney Mortgage Capital Group, Inc., Mellon Bank, N.A., The First National Bank of Chicago, PNC Bank, National Association, Signet Bank and Summit Bank, N.A. The Credit Facility bears interest at a per annum floating rate equal to the 30, 60 or 90-day LIBOR, plus 175 basis points. The Credit Facility requires monthly payments of interest only, with all outstanding advances and all accrued but unpaid interest due December 1, 1998. The Credit Facility is a recourse obligation of the Company and its subsidiaries, secured by, among other things, cross-collateralized and cross-defaulted first mortgage liens on 61 of the properties owned by the Company and its subsidiaries. Upon consummation of the increase in the Credit Facility, the Company repaid all amounts outstanding, together with accrued interest, under a $70.0 million secured credit facility that the Company obtained on May 30, 1997 and which was scheduled to mature on July 30, 1997. A commitment fee equal to $385,000 was paid to the lenders at the closing of the increase. In addition, a fee of 0.25% per annum on the unused amount of the Credit Facility is payable quarterly in arrears. An annual fee of $35,000 is payable to NationsBank, N.A. for administration of the Credit Facility. The Credit Facility includes loan to value, minimum debt service coverage, fixed charge, net worth ratios and other financial covenants and tests, minimum occupancy requirements and requires prepayment premiums in certain instances.

      Subject to detailed terms, conditions and limitations contained in the Credit Facility documents, proceeds of the Credit Facility will be available (i) to refinance properties from time to time added to the collateral pool of the Credit Facility, (ii) to finance the acquisition of additional properties, (iii) to finance the acquisition and development of unimproved land, (iv) to finance the renovation of and capital improvements required at properties of the Company and its subsidiaries (whether or not part of the collateral pool for the Credit Facility), (v) general trust, corporate and partnership purposes of the Company and its subsidiaries, and (vi) for the issuance of letters of credit (as described below); provided that the principal balance outstanding under the Credit Facility for renovation and capital improvements and general trust, corporate and partnership purposes and the amount available for draw under outstanding letters of credit issued under the Credit Facility shall at no time exceed $10 million in the aggregate, and provided further that the aggregate principal balance outstanding under the Credit Facility, and the aggregate amount available for draw under such outstanding letters of credit, shall at no time exceed the maximum amount available under the Credit Facility from time to time.

      The Credit Facility provides a mechanism for the issuance of letters of credit on behalf of the Company and its subsidiaries, subject to the limitation, among others, that each such credit shall be in an amount not less than $100,000, and subject to the further
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limitation, among others, that at no time during the term of the Credit Facility shall there be more than five (5) letters of credit in the aggregate then outstanding. The amount available for draw under outstanding letters of credit may at no time exceed $10 million. The Credit Facility requires that all letter of credit fees are to be paid in full on the date of issuance.

      The Credit Facility contains provisions limiting the amount of other secured and unsecured debt maintained by the Company and its subsidiaries from time to time.

      The Credit Facility contains detailed provisions regarding compliance with environmental laws. The Company and several of its subsidiaries have also delivered to the co-lenders a certain Hazardous Material Guaranty and Indemnification Agreement with respect to properties constituting collateral for the Credit Facility.

II. On July 22, 1997, the Company and Brandywine Operating Partnership, L.P. entered into an Underwriting Agreement (the "Underwriting Agreement") with Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Legg Mason Wood Walker, Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the "Underwriters") pursuant to which the Company agreed to sell to the Underwriters an aggregate of 10,000,000 common shares of beneficial interest, $.01 par value per share (the "Common Shares"). In addition, the Company granted the Underwriters an option to purchase up to an additional 1,500,000 Common shares solely to cover over-allotments, if any. The Common Shares are to be sold pursuant to the Underwriting Agreement at a price to the public of $20.75 per share ($19.66 after reduction for underwriting discounts and commissions). Such net proceeds, less expenses estimated at $350,000, will be contributed by the Company to the Operating Partnership, which will use such contribution to repay borrowings under the Company's revolving Credit Facility, and for working capital purposes. Closing of the offering of Common Shares pursuant to the Underwriting Agreement is subject to customary closing conditions.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

1.1 Underwriting Agreement among the Company, Brandywine Operating Partnership, L.P., Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Legg Mason Wood Walker, Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

10.1 First Amendment to Revolving Credit Facility Agreement and Other Credit Facility Documents dated as of July 15, 1997, and related exhibits.
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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            BRANDYWINE REALTY TRUST


Date: July 23, 1997                         By: /s/ Gerard H. Sweeney
                                                --------------------------------
                                            Title: President and Chief Executive
                                                      Officer